Exhibit 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE October 8, 2004	Contact:	Thomas A. Young, Jr. (703) 814-7200

ALLIANCE BANKSHARES CORPORATION ANNOUNCES
MANAGEMENT CHANGES AT THE MORTGAGE BANKING UNIT

Chantilly, VA – (NASDAQ: ABVA), Alliance Bankshares Corporation announced that Robert H. Turley has resigned as President of Alliance Home Funding, LLC, the company’s mortgage banking subsidiary.

Thomas A. Young, Jr., Alliance Bankshares Corporation’s President and Chief Executive Officer, commented “We extend our deepest gratitude to Bob for his hard work and tireless dedication to build and expand Alliance Home Funding. Because of his efforts, we believe the future of Alliance Home Funding is very promising.”

Alliance Home Funding’s current management team will be responsible for day-to-day operations and the company will continue to provide the highest level of service to its clients while the search for a new mortgage banking President is undertaken.

Alliance also announced today that it has expanded the mortgage banking management team and hired Douglas C. Haskett, II, as Senior Vice President and Chief Operating Officer of Alliance Home Funding. According to Young, “We determined that our mortgage business needed additional operational management to keep pace with the growth in the organization. Doug was an excellent candidate for this new position, having learned our mortgage business as part of the company’s internal audit team which is outsourced to Cavanaugh, Nelson & Co., PLC. His operational skills and abilities as a member of the internal audit team impressed us, and we are delighted to have him on board to assist the mortgage company in moving into the future.”

Alliance Bankshares Corporation is a locally managed community banking organization based in Northern Virginia. The independent status of the organization allows the bank’s management to create, implement and maintain banking services with a level of flexibility, creativity and discretion that is not possible with larger institutions.

Some of the matters discussed herein may include forward-looking statements. These forward-looking statements may include statements regarding profitability and financial and other goals. These statements are based on certain assumptions and analyses by the Company and other factors it believes are appropriate in the circumstances. However, the Company’s expectations are subject to a number of risks and uncertainties and other factors that could cause actual results, events and developments to differ materially from those contemplated by any forward-looking statements herein. Consequently, all forwarding-looking statements made herein are qualified by these cautionary statements and cautionary language in the Company’s most recent report on Form 10-KSB and other documents filed with the Securities and Exchange Commission.

More information on Alliance Bankshares Corporation can be found online at
www.alliancebankva.com, or by phoning an Alliance office.

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